Exhibit 99.1

Press Release

Contacts:	Media Relations	Investor Relations
	Margo Westfall	Bonnie Mott
	Ikanos Communications	Ikanos Communications
	510-438-6276	510-438-5360
	mwestfall@ikanos.com	bmott@ikanos.com

Ikanos Communications Reports Results for Fourth Quarter and Fiscal Year 2008

FREMONT, Calif., February 3, 2009 – Ikanos Communications, Inc. (NASDAQ: IKAN), a leading provider of advanced broadband semiconductor and software products for the digital home, today reported its financial results for the fourth quarter and fiscal year ended December 28, 2008.

“Our fourth quarter financial performance met expectations. We made progress in a number of areas including driving our latest platforms into as many broadband deployments as possible, increasing customer engagements in Europe and other regions, and reducing expenses,” said Michael Gulett, Ikanos’ president and CEO. “Broadband rollouts continue to be strategic imperatives for our service provider customers, but the current economic environment may delay some deployments. With that in mind, we will work to better align our resources to best meet our customers’ expectations and requirements, and further improve efficiencies within the company.”

Financial Highlights:

Revenue in the fourth quarter of 2008 was $22.8 million compared with revenue of $24.2 million for the third quarter of 2008 and revenue of $29.9 million for the fourth quarter of 2007.

Ikanos reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP) and additionally on a non-GAAP basis. Non-GAAP net income (loss), where applicable, excludes the income statement effects of stock-based compensation, asset impairments, one time severance expenses and certain expenses resulting from acquisitions such as amortization of intangible assets, fair value adjustment of the acquired inventory and in-process research and development charges. Ikanos has provided these measures because management believes these additional non-GAAP measures are useful to investors for performing financial analysis as these additional measures highlight Ikanos’ recurring operating results. Ikanos’ management uses these non-GAAP measures internally to evaluate its operating performance and to plan for its future. However, non-GAAP measures are not a substitute for GAAP measures. For a reconciliation of GAAP versus non-GAAP financial information, please see the attached schedule.

GAAP net loss for the fourth quarter of 2008 was $5.7 million, or $0.20 per share, on 28.9 million weighted average shares. This compares with a net loss of $26.7 million, or $0.93 per share, on 28.6 million weighted average shares in the third quarter of fiscal 2008 and with a net loss of $4.1 million, or $0.14 per share, on 29.3 million weighted average shares in the fourth quarter of 2007.

Non-GAAP net loss for the fourth quarter of 2008 was $2.4 million, or $0.08 per share, on 28.9 million weighted average shares. This compares with non-GAAP net loss of $2.2 million, or $0.08 per share, in the third quarter of fiscal 2008 and with a non-GAAP net income of $0.3 million, or $0.01 per diluted share, in the fourth quarter of 2007.

For the year ended December 28, 2008, revenue was $106.5 million, compared with the $107.5 million reported for the year ago period.

GAAP net loss for the year ended December 28, 2008 was $41.1 million, or $1.41 per share, on 29.1 million weighted average shares. This compares with a net loss of $33.3 million, or $1.16 per share, on 28.6 million weighted average shares for the year ago period.

Non-GAAP net loss for the year ended December 28, 2008 was $3.0 million, or $0.10 per share, compared with non-GAAP net loss of $12.1 million, or $0.42 per share, for the year ago period. Weighted average shares used in computing non-GAAP net loss per share were 29.1 million in 2008 and 28.6 million in 2007.

Recent Highlights:

•

Ikanos and NEC Magnus Communications, Ltd. announced that the companies have deployed the world’s largest VDSL network, reaching a major milestone in their relationship and the industry. Together, the companies have shipped more than four million central office and customer premises equipment products which are enabling delivery of higher bandwidth services to the growing number of VDSL subscribers across Japan.

•

Ikanos’ high-performance processors and VDSL2 chipsets have been qualified by Chunghwa Telecom for mass deployment in its next generation network. The Ikanos chipsets will be incorporated into residential gateways supplied by TECOM Co. Ltd. and Internet protocol digital subscriber line access multiplexers (IP DSLAMs) that enable the Chunghwa Telecom’s Multimedia-on-Demand (MOD) triple play services across Taiwan. Chunghwa Telecom has qualified for use residential gateways that incorporate Ikanos’ highly scalable and flexible Fusiv® Vx180 residential gateway processor.

•

Ikanos announced its full support of the recent consent of the G.hn Recommendation, achieved by the International Telecommunications Union’s Standardization Sector (ITU-T) at the December 12, 2008 meeting in Geneva. The ITU-T’s consent of G.hn reaffirms the need for a single unified standard for semiconductor suppliers, consumer electronics manufacturers, personal computer makers and service providers that are developing products for the burgeoning home networking market. Ikanos is an active member of the ITU-T and HomeGrid Forum and a contributor to the development of the G.hn specification.

•

Ikanos demonstrated a femtocell-based VDSL2 residential gateway platform at International CES, January 8 – 11th, 2009. Global Wireless Technologies’ femtocell base station, combined with Ikanos’ Fusiv Vx180 integrated gateway processor, has been designed to extend mobile coverage indoors, while providing flexible service options and reductions in cost and power consumption to the consumer and mobile operators.

Outlook:

•	Revenue is expected to be between $20 million and $22 million for the first quarter of 2009.

•

Non-GAAP gross margins are expected to be between 42% and 44% in the first quarter of 2009. GAAP gross margins in the first quarter of 2009 will be lower than non-GAAP gross margins, as they will include amortization of acquisition-related intangibles of approximately $0.7 million and charges related to stock-based compensation expense in accordance with FAS 123(R) of approximately $0.1 million.

•

Non-GAAP operating expenses are expected to be in the range of $12.5 to $13.5 million in the first quarter of 2009. GAAP operating expenses in the first quarter of 2009 will be higher, as they will include amortization of acquisition-related intangibles of $0.4 million and charges related to stock-based compensation expense in accordance with FAS 123(R) of $1.7 to $2.2 million.

Fourth Quarter and Fiscal Year 2008 Conference Call:

Management will review the fourth quarter and fiscal year 2008 financial results and its expectations for subsequent periods at a conference call on February 3, 2009 at 1:30 p.m. Pacific Standard Time. To listen to the call, please visit http://www.ikanos.com/investor/webcasts/ and click on the link provided for the web cast or dial 706-902-1343 and enter pass code 80072708. The web cast will be archived and available through February 9, 2009 at http://www.ikanos.com/investor/webcasts/ or by calling 706-645-9291 and enter pass code 80072708.

About Ikanos Communications, Inc.

Ikanos Communications, Inc. (NASDAQ: IKAN) is a leading provider of advanced broadband semiconductor and software products for the digital home. The company’s multi-mode VDSL2/ADSLx, network processor and other offerings power access infrastructure and customer premises equipment for many of the world’s leading network equipment manufacturers and telecommunications service providers. For more information, visit www.ikanos.com.

© 2009 Ikanos Communications, Inc. All Rights Reserved. Ikanos Communications, Ikanos, the Ikanos logo, the Bandwidth without boundaries tagline, Fusiv, Fx, and FxS are among the trademarks or registered trademarks of Ikanos Communications. All other trademarks mentioned herein are properties of their respective holders.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This document contains forward-looking statements that involve risks and uncertainties concerning Ikanos Communications, including statements regarding the demand for its products, customers’ expected deployment plans, expected revenue for the first quarter of 2009, expected gross margins for the first quarter of 2009, expected operating expenses for the first quarter of 2009, and the on-going work of the Company’s financial advisors in assisting with evaluation of strategic alternatives. Actual events or results may differ materially from those described in this document due to a number of risks and uncertainties. These potential risks and uncertainties include, among others, effects of the worldwide economic recession on our customers’ purchasing plans, the ability of the Company to deliver full production releases of our newer products and the acceptance of those products our customers, the continued demand by telecommunications service providers for ADSL and VDSL semiconductor products, the failure of service providers to implement deployment plans on schedule or at all, Ikanos’ continued ability to deliver production volumes of new products and technologies, our ability to generate demand and close transactions for the sale of our products, unexpected future costs, expenses and financing requirements, and the inability to execute strategic alternatives which may be identified by our financial advisors and which would result in greater returns for investors than actual results. In addition, for a more extensive discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in Ikanos’ Annual Report on Form 10-K and Quarterly Report on Form 10-Q, as well as other reports that Ikanos files from time to time with the Securities and Exchange Commission. Ikanos is under no obligation to update these forward-looking statements to reflect events or circumstances subsequent to date of this press release.

IKANOS COMMUNICATIONS, INC.

Unaudited Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended		Year Ended
	Dec. 28, 2008	Dec. 30, 2007	Dec. 28, 2008	Dec. 30, 2007
Revenue	$22,775	$29,866	$106,505	$107,467
Cost of revenue	13,562	16,204	61,827	63,264

Gross margin	9,213	13,662	44,678	44,203

Operating expenses:
Research and development	9,715	12,116	43,231	51,056
Selling, general and administrative	5,541	6,425	25,823	27,398
Restructuring charges	—	193	—	3,661
Asset impairments	—	—	12,496	—

Total operating expenses	15,256	18,734	81,550	82,115

Loss from operations	(6,043)	(5,072)	(36,872)	(37,912)
Investment impairment	—	—	(6,166)	—
Interest income, net	476	1,091	2,145	4,942

Loss before income taxes	(5,567)	(3,981)	(40,893)	(32,970)
Provision for income taxes	123	70	220	294

Net loss	$(5,690)	$(4,051)	$(41,113)	$(33,264)

Basic and diluted net loss per share	$(0.20)	$(0.14)	$(1.41)	$(1.16)

Weighted average number of shares	28,917	29,311	29,084	28,626

IKANOS COMMUNICATIONS, INC.

Unaudited Reconciliation of GAAP to Non-GAAP Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended December 28, 2008				Three Months Ended December 30, 2007
	As Reported	Non-GAAP Adjustments		Non-GAAP	As Reported	Non-GAAP Adjustments		Non-GAAP
Revenue	$22,775	$—		$22,775	$29,866	$—		$29,866
Cost of revenue	13,562	(75	)(a)	12,387	16,204	(146	)(a)	15,752
		(763	)(b)			(306	)(b)
		(337	)(c)

Gross margin	9,213	(1,175)		10,388	13,662	(452)		14,114

Operating expenses:
Research and development	9,715	(1,031	)(a)	8,684	12,116	(2,103	)(a)	9,888
						(125	)(b)
Selling, general and administrative	5,541	(734	)(a)	4,436	6,425	(1,240	)(a)	4,974
		(371	)(b)			(211	)(b)
Restructuring charges	—	—		—	193	(193	)(d)	—

Total operating expenses	15,256	(2,136)		13,120	18,734	(3,872)		14,862

Income (loss) from operations	(6,043)	3,311		(2,732)	(5,072)	4,324		(748)
Interest income and other, net	476	—		476	1,091	—		1,091

Income (loss) before income taxes	(5,567)	3,311		(2,256)	(3,981)	4,324		343
Provision for income taxes	123	—		123	70	—		70

Net income (loss)	$(5,690)	$3,311		$(2,379)	$(4,051)	$4,324		$273

Net income (loss) per shares:
Basic	$(0.20)			$(0.08)	$(0.14)			$0.01
Diluted	$(0.20)			$(0.08)	$(0.14)			$0.01
Weighted average number of shares:
Basic	28,917			28,917	29,311			29,311
Diluted	28,917			28,917	29,311			30,678

Notes:

	Three Months Ended
	Dec. 28, 2008	Dec. 30, 2007
(a) Stock-based compensation	$1,840	$3,489
(b) Amortization of acquired intangible assets	1,134	642
(c) Fair value adjustment of acquired inventory	337	—
(d) Restructuring charges	—	193

Total non-GAAP adjustments	$3,311	$4,324

IKANOS COMMUNICATIONS, INC.

Unaudited Reconciliation of GAAP to Non-GAAP Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Year Ended December 28, 2008				Year Ended December 30, 2007
	As Reported	Non-GAAP Adjustments		Non-GAAP	As Reported	Non-GAAP Adjustments		Non-GAAP
Revenue	$106,505	$—		$106,505	$107,467	$—		$107,467
Cost of revenue	61,827	(305	)(a)	56,215	63,264	(271	)(a)	60,732
		(3,507	)(b)			(2,261	)(b)
		(1,800	)(d)

Gross margin	44,678	(5,612)		50,290	44,203	(2,532)		46,735

Operating expenses:
Research and development	43,231	(5,258	)(a)	37,186	51,056	(7,917	)(a)	42,639
		(375	)(b)			(500	)(b)
		(102	)(c)
		(310	)(g)
Selling, general and administrative	25,823	(4,923	)(a)	17,998	27,398	(5,686	)(a)	20,825
		(2,270	)(b)			(887	)(b)
		(632	)(c)
Restructuring charges	—	—		—	3,661	(3,661	)(e)	—
Asset impairments	12,496	(12,496	)(f)	—	—	—		—

Total operating expenses	81,550	(26,366)		55,184	82,115	(18,651)		63,464

Income (loss) from operations	(36,872)	31,978		(4,894)	(37,912)	21,183		(16,729)
Investment impairment	(6,166)	6,166	(h)	—	—	—		—
Interest income and other, net	2,145	—		2,145	4,942	—		4,942

Income (loss) before income taxes	(40,893)	38,144		(2,749)	(32,970)	21,183		(11,787)
Provision for income taxes	220	—		220	294	—		294

Net income (loss)	$(41,113)	$38,144		$(2,969)	$(33,264)	$21,183		$(12,081)

Net income (loss) per shares:
Basic	$(1.41)			$(0.10)	$(1.16)			$(0.42)
Diluted	$(1.41)			$(0.10)	$(1.16)			$(0.42)
Weighted average number of shares:
Basic	29,084			29,084	28,626			28,626
Diluted	29,084			29,084	28,626			28,626

Notes:

	Year Ended
	Dec. 28, 2008	Dec. 30, 2007
(a) Stock-based compensation	$10,486	$13,874
(b) Amortization of acquired intangible assets	6,152	3,648
(c) Severance	734	—
(d) Fair value adjustment of acquired inventory	1,800	—
(e) Restructuring charges	—	3,661
(f) Asset impairments	12,496	—
(g) In-process research and development	310	—
(h) Investment impairment	6,166	—

Total non-GAAP adjustments	$38,144	$21,183

IKANOS COMMUNICATIONS, INC.

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	December 28, 2008	December 30, 2007
Assets
Current assets:
Cash, cash equivalents and short-term investments	$63,339	$83,972
Accounts receivable, net	12,360	17,081
Inventory	12,489	13,025
Prepaid expenses and other current assets	1,744	3,192

Total current assets	89,932	117,270
Long-term investments	1,034	7,001
Property and equipment, net	9,597	13,916
Intangible assets, net	6,290	6,564
Goodwill	—	6,247
Other assets	580	2,158

	$107,433	$153,156

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$9,237	$12,852
Accrued liabilities	8,680	15,371

Total current liabilities	17,917	28,223
Stockholders’ equity	89,516	124,933

	$107,433	$153,156